UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2015

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	#46-5622433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, 11th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Amendment of 2014 Stock Incentive Plan

On March 10, 2015, the stockholders of Ohr Pharmaceutical, Inc. (the “Company”) approved an amendment to the existing 2014 Stock Incentive Plan (the “Plan”) to increase the number of shares covered under the Plan from 1,500,000 to 2,750,000 (the “Amendment”). This Amendment was adopted on January 6, 2015 by the Board of Directors of the Company, subject to stockholder approval.

The Plan is designed to advance the Company’s interests by enhancing its ability to attract and retain employees and others in a position to make significant contributions to the success of the Company through ownership of shares of common stock. The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, and combinations of the above. After the adoption of the Amendment, a total of 2,750,000 shares of common stock are reserved for issuance under the Plan. The shares of Common Stock issuable under the Plan are subject to adjustment for stock dividends and similar events. Awards under the Plan may also include provision for payment of dividend equivalents with respect to the shares subject to the award.

The Plan is administered by the Company’s Compensation Committee. All employees of the Company and any of its subsidiaries and other persons or entities (including non-employee directors of the Company and its subsidiaries) who, in the opinion of the Board of Directors, are in a position to make a significant contribution to the success of the Company or its subsidiaries are eligible to participate in the Plan.

The proceeds received by the Company from the sale of stock pursuant to the Plan will be used for the general purposes of the Company, or in the case of the receipt of payment in shares of common stock, as the Board of Directors may determine, including redelivery of the shares received upon exercise of options.

The foregoing description of the material terms of the amendment to the Plan is qualified in its entirety by reference to the complete copy of the Plan, as amended, a copy of which is filed herewith.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.18	2014 Stock Incentive Plan, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.

By:	/s/ Irach Taraporewala
Dr. Irach Taraporewala, President and CEO
Dated: March 13, 2015